Exhibit 10.1

EXECUTION COPY
AGREEMENT

This agreement dated February 28, 2018 (this “Agreement”) is by and between JANA Partners LLC (“JANA”) and Bloomin’ Brands, Inc. (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
1.Representations and Warranties of the Company. The Company represents and warrants to JANA that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company represents that the current size of the Board is eight (8) directors, including the JANA Nominee (as defined below).

2.Representations and Warranties of JANA. JANA represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms. As of the date of this Agreement, JANA, together with its Affiliates and Associates, beneficially owns 7,929,638 shares of the Company’s common stock (“Shares”) and has voting authority over such Shares.

3.Board Nomination and Other Company Matters.

(a)In accordance with the Company’s Bylaws and Delaware law, the Board has appointed Wendy A. Beck (the “JANA Nominee”) as a Company director in Class I for a term expiring at the 2019 annual meeting of the Company’s shareholders (the “2019 Annual Meeting”). As a condition to the appointment of the JANA Nominee, the JANA Nominee completed and executed the Company’s 2018 Questionnaire for Directors and Officers, and has agreed to comply with all policies, codes of conduct, confidentiality obligations and codes of ethics applicable to all of the Company’s directors, including the Company’s Code of Business Conduct and Ethics, to provide the information regarding herself that is required to be disclosed for candidates for directors and directors in a proxy statement under the U.S. federal securities laws and/or applicable NASDAQ rules and regulations, and to provide such other customary information as reasonably requested by the Company.

(b)The Company agrees that if the JANA Nominee resigns as a director or otherwise refuses to or is unable to serve as a director at any time prior to the end of the Cooperation Period (as defined below), including as a result of death or disability, JANA shall be entitled to designate a replacement director who shall be independent of JANA, would be considered an independent director of the Company under the listing rules of NASDAQ, is reasonably acceptable to the Board as a replacement director and has a comparable amount of business experience, although such experience need not be in the same industry or industries, provides the information required by Section 3(a) and is in equally good standing in all material respects, as the JANA Nominee being replaced. For the avoidance of doubt, the substitute director shall thereafter be deemed a JANA Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement applicable to the resigning JANA Nominee prior to her resignation, and such person shall be appointed to the Board to serve the unexpired term, if any, of such JANA Nominee.

(c)The Board will not nominate any individuals for election at the 2018 Annual Meeting other than David R. Fitzjohn, John J. Mahoney, and R. Michael Mohan.

(d)Until the 2019 Annual Meeting, the Company shall not increase the size of the Board in excess of eight (8) members, and shall not decrease the size of the Board if such decrease would require the resignation of the JANA Nominee. Other than for vacancies filled pursuant to Section 3(b) or arising as a result of a breach of this Agreement by the Company, nothing in this Agreement shall prevent the Company from filling all vacancies in accordance with the Bylaws of the Company and the laws of the State of Delaware.

(e)The Board shall appoint the JANA Nominee to the Compensation Committee as soon as reasonably practicable after the execution of this Agreement, subject to agreement of the JANA Nominee and the current, publicly-available qualification requirements of the Compensation Committee.

(f)During the Cooperation Period, the JANA Nominee will not be required to tender his or her resignation as a director by reason of any change in principal occupation or business association, or by reason of his or her serving on additional boards, unless such change involves a competitor of the Company or otherwise presents a conflict of interest with respect to his or her continued servicer as a director of the Company.

4.Cooperation.

(a)JANA agrees that, from the date of this Agreement until the earliest of (i) the date that is sixty (60) calendar days prior to the start of the Company’s advance notice period for the nomination of directors at the 2019 Annual Meeting under the Company’s Bylaws and (ii) November 15, 2018 (such period, the “Cooperation Period”), neither it nor any of its Affiliates or Associates will in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, any of its officers or directors or any person who has served as an officer or director of the Company, including: (i) in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or any other governmental agency, (ii) in any press release or other publicly available format or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview), or otherwise, provided, however, that JANA will be permitted to make reasonable objective statements that reflect JANA’s view, as a shareholder, with respect to factual matters concerning material acts or announcements of the Company occurring after the date of this Agreement, if such statements do not constitute an ad hominem attack on, or otherwise disparage, the Company, any of its officers or directors or any person who has served as an officer or director of the Company.

(b)The Company agrees that during the Cooperation Period, neither it nor any of its Affiliates or Associates will in any manner, directly or indirectly make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, JANA, any of its members, officers or directors or any person who has served as a member, officer or director of JANA, including: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview), or otherwise, provided, however, that the Company will be permitted to respond to any statements made by JANA pursuant to the proviso in Section 4(a) with reasonable objective statements that reflect the Company’s view, if such statements do not constitute an ad hominem attack on, or otherwise disparage, JANA, any of its officers or directors or any person who has served as an officer or director of JANA.

(c)The limitations set forth in Sections 4(a) and 4(b) shall not prevent either party from responding to any public statement made by the other party of the nature described in Sections 4(a) and 4(b) if such statement by the other party was made in breach of this Agreement. The limitations set forth in Sections 4(a) and 4(b) shall also not prevent either party from complying with any subpoena, or other legal process, or responding to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

(d)During the Cooperation Period, JANA shall cause all Shares beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates (including without limitation all Shares beneficially owned as of the respective record dates for the 2018 Annual Meeting and any special meeting of shareholders) over which it exercises or has voting authority (i) in the case of the 2018 Annual Meeting or any special meeting of the shareholders, to be present for quorum purposes and to be voted, at such meetings or at any adjournments or postponements thereof, in favor of the current members of the Board as of the date of this Agreement that will be up for election at such meetings and in accordance with the Board’s recommendations with respect to any other proposal or business that may be the subject of shareholder action at such meetings and not to submit any proposal for consideration at, or bring any other business before, such meetings or initiate, encourage or participate in any “withhold” or similar campaign with respect to the election of directors at any such meeting and shall not permit any of its Affiliates or Associates to do any of the foregoing or publicly or privately encourage or support any other shareholder to take any such actions, and (ii) to be voted against any action to remove any director from the Board, provided, however, that, notwithstanding anything herein to the contrary, with respect to (A) a proposal to authorize or approve any tender offer, exchange offer, merger, acquisition, recapitalization or consolidation (an “Extraordinary Transaction”) involving the Company or its securities or assets, (B) matters related to the implementation of takeover defenses, or (C) new or amended incentive compensation plans submitted for shareholder approval, JANA and each JANA Affiliate may vote its Shares in its sole discretion.

(e)During the Cooperation Period, JANA will not, and shall cause its Affiliates and Associates to not, directly or indirectly, without the prior written consent of the Company:

(i)acquire, seek or propose (publicly or otherwise) to acquire, beneficial ownership, directly or indirectly, of any additional Shares or rights or options to acquire any additional Shares if such acquisition would cause JANA’s beneficial ownership (including beneficial ownership by JANA’s Affiliates and Associates) to exceed 12% of the Company’s common stock;

(ii)seek or propose (publicly or otherwise) to influence or control the management or policies of the Company, seek or propose (publicly or otherwise) to obtain representation on the Board, to remove any member of the Board or to fill any vacancies on the Board (except as set forth herein), make a request for any shareholder list or other Company books and records, conduct a referendum of shareholders, present at any annual meeting or any special meeting of the Company’s shareholders, or solicit, or participate in the solicitation of, any proxies with respect to any securities of the Company, or publicly request permission to do any of the foregoing, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (ii);

(iii)submit (publicly or otherwise) a proposal or request for, offer of (with or without conditions), or take any action in support of a proposal or request for, or offer of, any Extraordinary Transaction, any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the

Company, any other material change in the Company’s business or corporate structure, any modifications to the Company’s Certificate of Incorporation or Bylaws, the delisting of a class of securities of the Company from any stock exchange, or any action that would result in a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (iii);

(iv)request or seek to call (publicly or otherwise) a special meeting of the Company’s shareholders or submit, or participate in, or be the proponent of, any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) to the Company;

(v)encourage, assist or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;

(vi)other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by JANA or any JANA Affiliate to any person not a party to this Agreement (a “Third Party”) that, to JANA’s or the JANA Affiliate’s knowledge (after due inquiry in connection with a private, non-open-market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC) would result in such Third Party, together with its affiliates and associates, owning or controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of the Company’s common stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of the Company’s common stock outstanding at such time.

(vii)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(viii)make any public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(ix)take any action which would, or would reasonably be expected to, result in the Company having to make a public announcement;

(x)institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 9;

(xi)enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with the foregoing;

(xii)enter into or maintain any economic, compensatory, pecuniary or other arrangements with any directors or nominees for director of the Company that depend, directly or indirectly, on the performance of the Company or its stock price; or

(xiii) enter into or maintain any arrangements of any other kind with any directors or nominees for director of the Company.

(f)JANA also agrees not to, and to cause its Affiliates and Associates not to, request any permission, waiver or amendment of any provision of this Agreement (including this sentence), disclose any intent, purpose, plan or proposal to obtain any such permission, waiver or amendment under this Agreement or bring any action or otherwise act to contest the validity of this Agreement or seek a release from the restrictions or obligations contained in this Agreement, in each case publicly or in a manner that would reasonably require or result in public disclosure by JANA, its Affiliates or Associates, or the Company.

(g)Nothing in this Agreement shall be deemed to limit JANA’s ability to provide its views privately to the Board or management on any matter or to privately request a waiver of any provision of this Agreement, provided that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions.

5.Public Announcement.

(a)JANA and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit A (the “Press Release”) as soon as practicable but in no event later than 9:00 a.m., New York City time, on the first business day after the date of this Agreement.

(b)None of JANA, any of its Affiliates or Associates, or the JANA Nominee shall make any public statement that is inconsistent with the Press Release or issue a press release in connection with this Agreement or the actions contemplated hereby.

(c)The Company shall promptly prepare and file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto.

(d)JANA shall promptly prepare and file an amendment (the “13D Amendment”) to its Schedule 13D with respect to the Company filed with the SEC on November 10, 2017, reporting the entry into this

Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. JANA shall provide the Company with reasonable opportunity to review and comment upon the 13D Amendment prior to filing, and shall consider in good faith any changes proposed by the Company.

6.Definitions.    For purposes of this Agreement:

(a)the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, that, the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”;

(b)the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all Shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose; and

(c)the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

7.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:	Bloomin’ Brands, Inc. 2202 N. West Shore Blvd. Suite 500 Tampa, FL 33607 Attention: Joseph J. Kadow Facsimile: (813) 387-8176 Email: josephkadow@bloominbrands.com
with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: David A. Katz Facsimile: (212) 403-2309 Email: dakatz@wlrk.com
if to JANA:	JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153 Attention: General Counsel Facsimile: (212) 455-0901 Email: legal@janapartners.com

8.Specific Performance; Choice of Law; Forum.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each party irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this Agreement brought by any party in the Chancery Court of the State of Delaware and the appellate courts thereof. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. In furtherance and not in limitation of Section 8(b), the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) irrevocably waives the right to trial by jury and (b) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.

(b)Notwithstanding any other Section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that JANA (or any Affiliate or Associate of JANA) fails to perform or otherwise fulfill its obligations set forth in Section 4 in any material respect, and shall not have remedied such failure or non-fulfillment, if capable of being remedied or fulfilled, within three (3) business days following written notice from the Company of such failure or non-fulfillment, the Company shall not be required to perform or fulfill its obligations set forth in Sections 3 or 4.

9.Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

10.Termination. This Agreement shall terminate on the expiry of the Cooperation Period.

11.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

12.No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.

13.No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

14.Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

15.Interpretation and Construction.

(a)The Company acknowledges that its Board is bound by the obligations of the Company under this Agreement.

(b)Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature Page Follows]

[Signature Page to the Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

BLOOMIN’ BRANDS, INC.	JANA Partners LLC
By: /s/ Joseph Kadow	By: /s/ Charles Penner
Name: Joseph Kadow	Name: Charles Penner
Title: Executive Vice President & Chief Legal Officer	Title: Partner

Exhibit A
[PRESS RELEASE]
See Exhibit 99.1